EXHIBIT 12.1

Ratio of Earnings to Fixed Charges

The following table sets forth the ratio of earnings to fixed charges for the periods indicated:

	Years Ended December 31,
March 31, 2003					5 Months Ended December 31, 1998	Year Ended July 31, 1998
	2002	2001	2000	1999
2.3	1.2	1.7	1.8	2.3	2.4	2.4

Calculation of Combined Ratio of Earnings to Fixed Charges
(dollar amounts in thousands)

		Years Ended December 31,
						5 Months Ended December 31, 1998	Year Ended July 31, 1998
	March 31, 2003	2002	2001	2000	1999
Earnings:
Pretax income from continuing operations before adjustment for minority interests in income of consolidated partnership or equity in income of unconsolidated ventures	$35,004	$14,750	$67,042	$79,063	$106,619	$37,872	$52,452
Interest expense (including amortization of debt discount and issuing costs	26,062	93,002	83,678	92,915	81,412	27,168	36,815
Distributions from equity investee	243	3,761	325	—	—	—	—
Interest component of rental expense	126	428	426	330	341	145	348

Total	$61,435	$111,941	$151,471	$172,308	$188,372	$65,185	$89,615

Fixed Charges:
Interest expense (including amortization of debt discount and issuing costs	$26,062	$93,002	$83,678	$92,915	$81,412	$27,168	$36,815
Capitalized interest	1,007	3,733	2,635	436	126	5	12
Interest component of rental expense	126	428	426	330	341	145	348

Total	$27,195	$97,163	$86,739	$93,681	$81,879	$27,318	$37,175

Ratio of Earnings to Fixed Charges	2.259	1.152	1.746	1.839	2.301	2.386	2.411

Ratio of Earnings to Fixed Charges and Preferred Stock Dividend Requirements

The following table sets forth the ratio of earnings to fixed charges and preferred stock dividend requirements for the periods indicated:

	Years Ended December 31,
March 31, 2003					5 Months Ended December 31, 1998	Year Ended July 31, 1998
	2002	2001	2000	1999
1.9	(a)	1.4	1.5	1.8	1.9	2.1

Calculation of Combined Ratio of Earnings to Fixed Charges and Preferred Stock Dividend Requirements
(dollar amounts in thousands)

		Years Ended December 31,
						5 Months Ended December 31, 1998	Year Ended July 31, 1998
	March 31, 2003	2002	2001	2000	1999
Earnings:
Pretax income from continuing operations before adjustment for minority interests in income of consolidated partnership or equity in income of unconsolidated ventures	$35,004	$14,750	$67,042	$79,063	$106,619	$37,872	$52,452
Interest expense (including amortization of debt discount and issuing costs	26,062	93,002	83,678	92,915	81,412	27,168	36,815
Distributions from equity investee	243	3,761	325	—	—	—	—
Interest component of rental expense	126	428	426	330	341	145	348

Total	$61,435	$111,941	$151,471	$172,308	$188,372	$65,185	$89,615

Fixed Charges:
Interest expense (including amortization of debt discount and issuing costs	$26,062	$93,002	$83,678	$92,915	$81,412	$27,168	$36,815
Capitalized interest	1,007	3,733	2,635	436	126	5	12
Interest component of rental expense	126	428	426	330	341	145	348

Total	$27,195	$97,163	$86,739	$93,681	$81,879	$27,318	$37,175

Preferred Dividend Requirements	$4,859	$21,023	$22,639	$22,635	$22,777	$6,914	$5,850

Total Fixed Charges and Preferred Dividend Requirements	$32,054	$118,186	$109,378	$116,316	$104,656	$34,232	$43,025
Ratio of Earnings to Fixed Charges and Preferred Dividend Requirements	1.917	0.947	1.385	1.481	1.800	1.904	2.083

(a) Due to an impairment of real estate charge of $88.2 milion in 2002, the coverage ratio was less than 1:1. We would require additional earnings of $6.2 million to achieve a coverage of 1:1.